RESEARCH FRONTIERS’ SPD-SMARTGLASS FEATURED THIS WEEK AT
FIVE LEADING INDUSTRY EVENTS AROUND THE WORLD

Thousands of people experience the performance, comfort, security and energy efficiency benefits of SPD-SmartGlass.

October 14, 2011. WOODBURY, New York – Research Frontiers (Nasdaq: REFR) is pleased to announce that its patented SPD-SmartGlassTM light-control technology was featured at five leading industry events throughout the world this week.

NBAA 2011 – Las Vegas, Nevada, October 10-12. The 64th NBAA Annual Meeting & Convention is the year’s most significant event for the business aviation industry. This event brings together business leaders, government officials, manufacturers, corporate aviation department personnel and others involved in nearly all aspects of business aviation. Licensee GKN Aerospace Transparency Systems exhibited at NBAA 2011 and showed an SPD-Smart™ aircraft window to select visitors to its booth. Licensee InspecTech Aero Service exhibited its iShade aerospace window shades. Lou Martin & Associates and MSA Aircraft Products, strategic partners of InspecTech, exhibited the iShade in combination with a pleated shade at their respective booths. Licensee Vision Systems featured its SPD-Smart Nuance and Noctis aircraft and helicopter window shades, and two different aircraft manufacturers also exhibited SPD-Smart aerospace window shades.

Joseph M. Harary, President of Research Frontiers, noted from the NBAA aircraft show: “I personally watched the reaction as people walked through the HondaJet interior mockup with SPD-Smart window shades supplied by our licensee Vision Systems, as well as operating an SPD-Smart window shade at HondaJet’s special demonstration area for these shades. Another OEM had SPD-Smart window shades in an aircraft at the static display area of the show at Henderson Executive Airport. With their dramatic range of light transmission blocking over 99.5% of light and UV, and instantaneous response time, customers and aircraft operators finally had a chance to experience the best-performing lightweight electronically dimming window shades in the industry. People were able to see exactly how smart their windows can be at seven different locations at the show. This was an unprecedented demonstration of the many benefits of our SPD-Smart light-control technology.”

NATIONAL MEETING OF PUBLIC TRANSPORT – Strasbourg, France, October 12-14. The 23rd National Meeting of Public Transport is expected to attract 5,000 transport operators, manufacturers, elected representatives and others who are involved in public transport and sustainable mobility in France. SAFRA SAS exhibited bus roof glass produced with Vision Systems’ SPD-Smart Nuance product for the transportation market. SAFRA specializes in providing equipment, installation and maintenance of heavy vehicles in urban passenger transport, as well as the renovation of buses, trams, metro cars and more.

SALON DE VEHICULES DE LOISIRS – Paris, France, October 1-9. Held each year at Paris-Le Bourget since 1966, the 46th Salon des Véhicules de Loisirs is one of the most important events in the European leisure vehicles field. An unnamed OEM exhibited a skydome for a motorhome made with Vision Systems’ SPD-Smart Nuance product.

AUSA 2011 – Washington, D.C., October 10-12. AUSA 2011 is sponsored by the Association of the United States Army which works to support all aspects of national security while advancing the interests of America's Army and the men and women who serve. GKN Aerospace Transparency Systems, licensed to serve both the armored transportation vehicle and aircraft markets, exhibited an SPD-Smart armored window developed under a program funded by the United States Department of Defense Combating Terrorism Technical Support Office – Technical Support Working Group (CTTSO-TSWG).

ADVANCED ENERGY 2011 – Buffalo, New York, October 13. Sponsored by the United States Department of Energy, Brookhaven National Laboratory, the New York State Energy Research and Development Authority (NYSERDA), Stony Brook University and others, Advanced Energy 2011 brings together leading researchers, government officials and legislators, policy makers and environmentalists, along with leaders from the business, education and not-for-profit sectors to discuss a wide range of energy efficiency and sustainability topics. Research Frontiers’ Director of Market Development, Gregory M. Sottile, Ph.D., gave a presentation at Advanced Energy 2011 entitled “SPD ‘Smart’ Windows and Energy Efficiency.”

SPD-SmartGlass is the world's fastest-switching variably tintable dynamic glazing technology. It is the only dimmable window technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort and protecting interiors. Available in both glass and lightweight polycarbonate substrates, SPD-Smart products – windows, sunroofs, skylights, doors, partitions and more – are laminated glazings that offer a distinctive combination of user well-being, energy efficiency and security. Controlled manually or automatically, they are available in custom sizes and fabrications for original equipment, new construction, replacement and retrofit projects.

About Research Frontiers Inc.

Research Frontiers Inc. is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $82 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications worldwide and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

To learn more, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries or to visit the Research Frontiers Design Center, please contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902